Exhibit 5.7

DLA Piper UK LLP
Princes Exchange Princes Square Leeds LS1 4BY United Kingdom
DX 12017 Leeds 1
T +44 (0)113 369 2604
F +44 (0)113 369 2499
W www.dlapiper.com

Magnachip Semiconductor Limited (“Company”)	Your reference
241 Brooklands Road
Weybridge	Our reference
Surrey	PXP/LDSDP/314590/2
KT13 0RH	UKM/30721292.3

and

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
4 October 2010

Dear Sirs

GUARANTEE BY THE COMPANY OF 10.5% SENIOR NOTES (“NOTES”) DUE 2018 OF MAGNACHIP SEMICONDUCTOR S.A. AND MAGNACHIP SEMICONDUCTOR FINANCE COMPANY (“ISSUERS”)

1. DLA PIPER UK LLP ROLE

We have acted as English legal advisers to Magnachip Semiconductor Limited (“Company”) in connection with the Registration Statement on Form S-4 (Registration No. 333-168516) to which this opinion has been filed as an exhibit (the “Registration Statement”) and a guarantee (“Guarantee”) by the Company of the Notes, issued pursuant to an exchange and registration of rights agreement dated 9 April 2010 between (1) the Purchasers as defined therein, (2) the Issuers and (3) the Guarantors as defined therein.

2.              INTERPRETATION

2.1           In this letter:

2.1.1       the “Act” means the Companies Act 2006; and

2.1.2       references to the “Document” are references to the Guarantee.

2.2           Words and expressions defined in the Document have the same meanings when used in this letter unless otherwise defined in this letter.

3.             DOCUMENTS EXAMINED

For the purpose of giving this opinion, we have examined the following documents:

3.1            a copy of the signed Document;

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3.2            pdf copies of the certificate of incorporation, the memorandum of association and the articles of association of the Company obtained from searches of the register maintained by Companies House on 30 September 2010;

3.3            a certified pdf copy of minutes of a meeting of the board of directors of the Company held on 7 April 2010 signed by the chairman of the meeting recording resolutions approving the execution of the Document;

3.4            a certified pdf copy of the written resolution of the sole shareholder of the Company, being Magna Chip Semiconductor S.A. (“LuxCo”), dated 7 April 2010 approving the entry by the Company into the Document; and

3.5 a pdf copy of a secretary’s certificate of the Company dated 9 April 2010.

Except as stated above and in paragraph 4 of this letter, we have not, for the purposes of this opinion, examined any corporate records of the Company or any contracts or other documents entered into by or affecting the Company and have not made any other enquiries concerning the Company. In particular, we have not investigated whether the Company is, or will be, in breach of any of its obligations under any other agreement or document by reason of the execution, delivery or performance of the Document.

4. SEARCHES

4.1 We have:

4.2 carried out an internet search filing history of the register maintained by Companies House in respect of the Company as at 4 October 2010 (“Company Search”); and

4.3 made a telephone enquiry of the Central Registry of Winding-up Petitions (“Central Registry”) in respect of the Company as at 4 October 2010 (“Winding-up Search”).

5. STATUS OF OPINION

5.1 This opinion relates to English law as it exists and is interpreted at the date of this letter. We express no opinion as to the laws of any other jurisdiction and none is to be implied.

5.2 We express no opinion on European Union law as it affects any jurisdiction other than England.

5.3 This opinion is governed by and shall be construed in accordance with English law.

6. ASSUMPTIONS

For the purposes of this opinion we have assumed (without making any independent investigation) that:

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6.1            all documents submitted to us as originals are authentic and complete, all signatures, stamps and seals on the documents submitted to us are genuine and all documents submitted to us as copies are complete and conform to the original documents;

6.2 in respect of all parties to the Document other than the Company:

6.2.1 each such party has capacity, power and authority to enter into and perform their respective obligations under the Document;

6.2.2 the Document will be duly executed and delivered in compliance with all requisite corporate authorisations by each such party; and

6.2.3 the obligations of all such parties thereunder are binding under all applicable laws,

and, in respect of the Company, the obligations of the Company under the Document, are valid and binding under all applicable laws other than English law;

6.3 the copies of the memorandum of association and articles of association of the Company in the respective forms referred to in paragraph 3.2 and examined by us:

6.3.1 are complete, accurate and up-to-date as at the date of the resolutions referred to in paragraph 3.3 and the date of the Document; and

6.3.2 have not been amended or rescinded and are in full force and effect;

6.4 the Document will be executed by the person(s) authorised to execute the same by the resolutions of the board of directors of the Company referred to in paragraph 3.3;

6.5 the resolutions of the boards of directors of the Company referred to in paragraph 3.3:

6.5.1 were each duly passed at a properly convened meeting of the board of duly appointed directors of the Company at which a quorum was present throughout; and

6.5.2 have not been amended or rescinded and are in full force and effect,

                 and due disclosure has been made by each director of any interest of that director in the transactions to which the Document relates in accordance with the provisions of section 177 of the Act and the articles of association of the Company and that no director has any such interest except to the extent permitted by the articles of association of the Company;

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6.6 the written resolution referred to in paragraph 3.4 has not been amended or rescinded and is in full force and effect;

6.7            any restriction on borrowings, guarantees or the creation of security applicable to the Company (other than as set out in the articles of association of the Company which we have examined pursuant to paragraph 3.2 above) will be observed at all times;

6.8            there are no agreements, letters or other arrangements having contractual effect which modify the terms of, or affect, the Document or which render a party to the Document incapable of or prohibit it from performing its obligations under the Document and no provision of the Document has been waived as at the date hereof;

6.9 in relation to the Company Search and the Winding-up Search:

6.9.1 all documents, forms and notices which could or should have been delivered to the Registrar of Companies by or on behalf of the Company have been delivered;

6.9.2 the results of the Company Search and the Winding-up Search were complete, accurate and up to date at the time that they were obtained; and

6.9.3         no additional matters would have been disclosed by any search undertaken at Companies House or enquiries made of the Central Registry including those referred to in paragraphs 4.2 and 4.3 in relation to the Company after the Company Search was carried out and/or, as the case may be, the Winding-up Search was carried out;

6.10 the execution and delivery of the Document by the Company will be a proper use of the powers of its directors and in its best interests and:

6.10.1 the entry into and the exercise of its rights and performance of its obligations under the Document will be of material commercial benefit to the Company; and

6.10.2       in entering into the Document the Company will act in good faith and for the purposes of carrying on its business and, at the time it does so, there will be reasonable grounds for believing that the transaction would benefit the Company;

6.11         at the time the Document will be entered into, the Company will not be capable of being deemed to be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (for which purpose account is to be taken of its contingent and prospective liabilities) and the Company will not become capable of being deemed to be so unable to pay its debts in consequence of such transaction;

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6.12 in relation to the Company:

6.12.1       it has not passed a voluntary winding-up resolution or a resolution to appoint a liquidator or administrator and no step has been taken by its directors in relation to obtaining a moratorium or making proposals for a voluntary arrangement under part 1 of the Insolvency Act 1986;

6.12.2 no petition has been presented, application made or notice given by any person, and no order has been made by any court, for its winding up, dissolution or administration;

6.12.3 no receiver, administrative receiver, administrator or similar officer has been appointed in relation to it or any of its assets or revenues; and

6.12.4 no application has been made to the Registrar of Companies for its striking off nor have any steps been taken by the Registrar of Companies in relation thereto,

which was not revealed by the Company Search or the Winding-up Search;

6.13 none of the Notes shall be subject to a register held in the United Kingdom;

6.14 none of the parties is or will be seeking to achieve any purpose not apparent from the Document which might render it illegal or void; and

6.15          without prejudice to the generality of paragraph 5 of this letter, no provision of any law of any jurisdiction outside England (1) would be contravened by the execution, delivery or performance of the Document or (2) will render ineffective execution or delivery of the Document or (3) would otherwise have any implication for the opinions which we express.

7. OPINIONS

Based upon the foregoing, subject to the qualifications set out below and any matters not disclosed to us, it is our opinion that:

7.1 the Company is duly incorporated under the laws of England as a company with limited liability and is validly existing and is of good standing under English law:

7.2            the Company Search revealed no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator;

7.3 the Winding-up Search indicated that no petition for the winding up of the Company had been presented at the Central Registry;

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7.4 the Company has corporate power and authority to enter into and deliver the Document and to perform its obligations under it;

7.5 the execution and performance of the Document has been duly authorised by the requisite corporate action of the Company;

7.6            the execution, delivery and performance by the Company of the Document will not violate the memorandum of association or articles of association of the Company or any law of England and Wales known by us to be applicable to the Company as at the date of this opinion;

7.7            no consent, approval, authorisation, order, registration or qualification of or with any public or regulatory authority or government agency in England is required to be obtained by the Company to authorise the execution, delivery and performance by the Company of the Document (and the obligations thereunder);

7.8            no further acts, conditions or things are required, by any law of England and Wales known by us to be applicable to the Company, to be done, fulfilled or performed in England and Wales to enable the Company lawfully to enter into, exercise its right or perform its obligations under the Document;

7.9 English courts of competent jurisdiction would recognise the choice of the laws of the State of New York the Document as a valid choice of the governing law of the Document;

7.10          the submission by the Company in the Document to the exclusive jurisdiction of the competent United States federal or state courts in New York City and the County of New York to settle any dispute arising out of the Document will be recognised by the English courts as a valid submission; and

7.11 the English courts will normally recognise and enforce a judgment obtained in the New York courts unless there are public policy grounds for refusing to do so.

8. QUALIFICATIONS

The opinions which are expressed in this letter are subject to the following qualifications:

8.1 Corporate standing and searches: In relation to our opinion in paragraph 7.1 of this letter:

8.1.1         notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver, administrative receiver or administrator may not be filed with the Registrar of Companies immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. In those circumstances, the Company Search would not reveal the existence of those matters;

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8.1.2         the Company Search is not capable of conclusively revealing whether or not a winding-up petition has been presented or an administration application has been made or notice of intention to appoint an administrator has been given;

8.1.3 a telephone search of the Central Registry (such as the Winding-up Search) has the following limitations:

8.1.3.1 it relates only to compulsory winding up and administration;

8.1.3.2      it is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up or an administration application or notice has been presented (since there may be a delay in notice of such a petition being entered on the records of the Central Registry and there is no established procedure whereby administration information is passed from district registry to the Central Registry and a petition presented to a county court may not have been notified to the Central Registry and so may not appear on the records at all); and

8.1.3.3 the Central Registry, district registries and county courts are not able to guarantee that the information which they provide is up to date and correct.

8.2            Representations and warranties: We have not investigated and, except as specifically stated in this letter, make no comments with regard to any warranties, facts, opinions or representations in the Document or on their accuracy or adequacy.

8.3            Tax, accounting and financial matters: We express no opinion as to financial and accounting matters or the taxation consequences of the transactions contemplated by the Document. In particular, we express no opinion as to whether payments may be made without any deduction on account of tax.

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9. CONFIDENTIALITY AND RELIANCE

                This opinion is given for the benefit of the persons to whom it is addressed in their respective capacities as stated. It may not be relied on by or distributed or disclosed to any other person without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters” and to the reliance on the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as Exhibit 5.1 to the Registration Statement.

Yours faithfully

/s/ DLA Piper UK LLP DLA PIPER UK LLP